EXHIBIT 4.2
[FACE OF NOTE]
PENSON WORLDWIDE, INC.
12.50% Senior Second Lien Secured Notes due 2017
No.
[CUSIP]
No. $
     Penson Worldwide, Inc., a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to                     , or its registered assigns, the principal sum of                      DOLLARS
($                    ) [or such other amount as indicated on the Schedule of Exchange of Notes attached hereto] on May 15, 2017.
     Interest Rate: 12.50% per annum.
     Interest Payment Dates: May 15th and November 15th, commencing November 15, 2010.
     Regular Record Dates: May 1st and November 1st. Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

Ex. A-1

     IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:	PENSON WORLDWIDE, INC.
By:
Name:
Title:

Ex. A-2

(Form of Trustee’s Certificate of Authentication)
     This is one of the 12.50% Senior Second Lien Secured Notes due 2017 described in the Indenture referred to in this Note.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

Ex. A-3

[REVERSE SIDE OF NOTE]
PENSON WORLDWIDE, INC.
12.50% Senior Second Lien Secured Notes due 2017
1. Principal and Interest.
     The Company promises to pay the principal of this Note on May 15, 2017.
     The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rate of 12.50% per annum (subject to adjustment as provided below).
     Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the May 1st or November 1st immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing November 15, 2010.
     Interest on this Note will accrue from the most recent date to which interest has been paid on this Note or the Note surrendered in exchange for this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date and the next Interest Payment Date, from such Interest Payment Date) or, if no interest has been paid, from the Issue Date. Interest will be computed in the basis of a 360-day year of twelve 30-day months.
     The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at the interest rate borne by the Notes. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders in any lawful manner. The Company may elect to pay such interest to the Persons who are Holders of the Notes on which the interest is due on a subsequent special record date. The Company shall fix any such special record date and payment date for such payment. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.
2. Indenture.
     This is one of the Notes issued under an Indenture dated as of May 6, 2010 (as amended from time to time, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee and Collateral Agent. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.
     The Notes are general senior second lien secured obligations of the Company. The Indenture limits the original aggregate principal amount of the Notes to $200,000,000.
3. Redemption and Repurchase; Discharge Prior to Redemption or Maturity.
     Except as described below, the Notes are not redeemable at the Company’s option until May 15, 2014. On and after May 15, 2014, the Company may redeem the Notes, in whole or in part, upon not less

Ex. A-4

than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2014	106.250%
2015	103.125%
2016 and thereafter	100.000%
     In addition, at any time and from time to time prior to May 15, 2014, the Company may redeem all or any portion of the Notes outstanding at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to such redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related Interest Payment Date), plus the Make Whole Amount.
     At any time prior to May 15, 2013, the Company may redeem up to 35% of the initial principal amount of the Notes with the Net Cash Proceeds of from one or more sales of its Capital Stock (other than Disqualified Stock and other than a sale to a Subsidiary) at a redemption price equal to 112.500% of their principal amount, plus accrued and unpaid interest (subject to the rights of Holders of record on a record date to receive interest on the related Interest Payment Date), provided that at least 65% of the aggregate principal amount of Notes originally issued under this Indenture remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.
     This Note is subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.
     If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.
4. Registered Form; Denominations; Transfer; Exchange.
     The Notes are in registered form without coupons in denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.
5. Defaults and Remedies.
     If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing as set forth in

Ex. A-5

the Indenture, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.
6. Amendment and Waiver.
     Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any change that does not materially and adversely affect the rights of any Holder.
7. Restrictive Covenants.
     The Indenture contains certain covenants, including, without limitation, covenants with respect to the following matters: (i) Incurrence of Indebtedness and Issuance of preferred stock; (ii) Restricted Payments; (iii) dividends and other payment restrictions affecting Restricted Subsidiaries, (iv) additional Subsidiary Guarantees, (v) transactions with Affiliates; (iv) Liens; (v) purchase of Notes upon a Change in Control; (vi) disposition of proceeds of Asset Sales; (ix) merger and certain transfers of assets; (x) limitation on lines of business and (xi) maintenance of regulatory capital.
8. Guarantees.
     The Company’s obligations under this Notes are fully, irrevocably and unconditionally guaranteed on a senior second lien secured basis, to the extent set forth in the Indenture, by each of the Subsidiary Guarantors.
9. Authentication.
     This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.
10. Governing Law.
     This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
11. Abbreviations.
     Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).
     The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

Ex. A-6

[FORM OF TRANSFER NOTICE]
     FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto
Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee
the within Note and all rights thereunder, hereby irrevocably constituting and appointing                      attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Ex. A-7

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL
CERTIFICATES BEARING A RESTRICTED LEGEND]
     In connection with any transfer of this Note occurring prior to                     , the undersigned confirms that such transfer is made without utilizing any general solicitation advertising and further as follows:
Check One
     ☐ (1) This Note is being transferred to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act of 1933, as amended and certification in the form of Exhibit F to the Indenture is being furnished herewith.
     ☐ (2) This Note is being transferred to a Non-U.S. Person in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S thereunder, and certification in the form of Exhibit E to the Indenture is being furnished herewith.
or
     ☐ (3) This Note is being transferred other than in accordance with (1) or (2) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.
     If none of the foregoing boxes is checked, the Trustee is not obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in the Indenture have been satisfied.
Date:

Seller

By
NOTICE: The signature to this assignment must
correspond with the name as written upon the
face of the within-mentioned instrument in every
particular, without alteration or any change
whatsoever.
Ex. A-8

Signature Guarantee:

By
To be executed by an executive officer
Ex. A-9

OPTION OF HOLDER TO ELECT PURCHASE
     If you wish to have all of this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, check the box: ☐
     If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, state the amount (in original principal amount) below:
$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:
Ex. A-10

SCHEDULE OF EXCHANGES OF NOTES
     The following exchanges of a part of this Global Note for Physical Notes or apart of another Global Note have been made:

	Amount of	Amount of	Principal amount
	decrease	increase	of this Global
	in principal	in principal	Note following	Signature of
	amount of this	amount of this	such decrease	authorized officer
Date of Exchange	Global Note	Global Note	(or increase)	or Trustee

Ex. A-11